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EXHIBIT 4.1

                                  ORETECH, INC.

                                BOARD RESOLUTION
                                   MAY 6, 2003



Whereas, the Company is in need of consulting services for purposes of rendering consulting advice to the Company specifically relating to transactions not of a capital raising nature, consisting of, but not limited to, consulting for mergers and acquisitions, strategic planning, corporate organization and structure, corporate filings and other general services in connection with proposed mergers with various other companies ("Consulting Services").

The Board has reviewed the issuance of three hundred thousand (300,000) shares of Oretech, Inc. stock for purposes of engaging a consultant for purposes stipulated hereinabove, an amount which is less than 1% of the corporation's issued and outstanding stock. The shares would be registered by the Company pursuant to a Registration Statement on Form S-8, pursuant to the Securities Act of 1933 on Form S-8 as promptly as practicable, and as such, will have no restrictive legend on them or other restrictions on transfer or sale.

Whereas, Tom Snyder, an individual, with offices based in Columbus, Georgia, has agreed to provide the Company consulting services for purposes as stated hereinabove "Consulting Services";


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NOW THEREFORE THE BOARD OF DIRECTORS OF ORETECH, INC RESOLVE AS FOLLOWS;

The Board of Directors hereby approves the development and issuance of three hundred thousand (300,000) shares of S-8 stock to Tom Snyder for the purposes stated hereinabove;

The Board of Directors hereby authorizes management to enter into contract with Tom Snyder for purposes as stated hereinabove;

RESOLVED THIS 6TH DAY OF MAY IN THE YEAR 2003;

/s/ Stephen D. Cummins                       /s/ Marvin Gibbons
---------------------------                  ---------------------------
Stephen D. Cummins                           Marvin Gibbons
Chairman


/s/ H. Stephen Shehane                       /s/ Dennis Atkins
---------------------------                  ---------------------------
H. Stephen Shehane                           Dennis Atkins
Deputy Chairman


/s/ Francis C. Hargarten                     /s/ Robert Garcia
---------------------------                  ---------------------------
Francis C. Hargarten                         Robert Garcia


/s/ Christopher M. Kiggins, M.D.
---------------------------
Christopher M. Kiggins, M.D.

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                              CONSULTING AGREEMENT

         This Consulting Agreement (this "Agreement") is made and entered into as of May 6, 2003, between Tom Snyder ("Consultant") and Oretech, Inc. (the "Company").

                                   WITNESSETH:

         WHEREAS, the Company desires to hire Consultant to perform certain services for the Company; and

         WHEREAS, Consultant has agreed to perform such services pursuant to the terms of this Agreement.

         NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

         SECTION 1. SERVICES TO BE PERFORMED. Commencing as of May 7, 2003 and ending as of May 6, 2004, unless this Agreement is earlier terminated pursuant to the terms hereof (the "Term"), the Company shall engage Consultant to perform on behalf of the Company those services listed on Exhibit A, and to otherwise consult with the Company as reasonably requested by the Company. Consultant agrees to use his best efforts to diligently perform such services on behalf of the Company.

         SECTION 2. PAYMENT FOR SERVICES. The Company shall pay Consultant a retainer of Ten Thousand Dollars ($10,000) upon execution of this Agreement. Additionally, the Company will issue to Consultant Three Hundred Thousand (300,000) Oretech, Inc. common shares. The shares will be registered by the Company pursuant to a Registration Statement on Form S-8, pursuant to the Securities Act of 1933 on Form S-8 as promptly as practicable, and as such, will have no restrictive legend on them or other restrictions on transfer or sale. Consultant acknowledges and agrees that no other compensation is payable by the Company and that his exclusive compensation and consideration for services rendered pursuant to this Agreement will be the payment stated in this Section 2, which is solely dependent upon the services performed by Consultant, and not related in any way to the number of hours worked by Consultant.

         SECTION 3. STATUS AS INDEPENDENT CONTRACTOR. Consultant acknowledges and agrees that the services hereunder are performed on an independent contractor basis, and that Consultant is not an employee of the Company for any purpose, including, but not limited to, for purposes of Federal, state or local tax or other laws, nor shall Consultant hold himself out to be an employee of the Company. Consultant agrees that as an independent contractor, compensation paid hereunder is not subject to withholdings for social security or Federal, state or local income taxes, and Consultant expressly acknowledges full responsibility for reporting of all said compensation and payment of all applicable taxes, including self-employment taxes, arising therefrom. Consultant further agrees to indemnify and hold the Company harmless to the extent that the Company incurs any liability arising out of, or in any way related to, the Consultant being classified as an employee for any purpose. Consultant acknowledges and agrees that where workers compensation coverage is applicable to services performed hereunder, it shall be his responsibility to provide such coverage. Consultant acknowledges and agrees that he is in no way entitled to participate in any employee benefit plans or programs of the Company.



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         SECTION 4. RESTRICTIONS AND LIMITATIONS ON PERFORMANCE. While
performing services under the terms of this Agreement, Consultant:

                  (a) shall not engage in any business or activities in competition with the activities of the Company contemplated herein;

                  (b) shall not engage in any business or activity which interferes with or is in conflict with Consultant's obligations hereunder;

                  (c) shall comply with the highest standards of practice and ethics;

                  (d) shall not engage in any conduct that is incompetent, dishonest or fraudulent; and

                  (e) shall not advertise or publicize the existence or nature of the engagement created by this Agreement.

         SECTION 5. EXPENSES AND TRAVEL. Consultant shall be responsible for the arrangement and payment of Consultant's own insurance coverage, training, any membership or society dues, professional, licensing and registration requirements, employees and assistants, and any and all overhead costs, including but not limited to, meals, supplies and materials. Consultant shall, at the Company's expense, travel to such locations as are reasonably specified by the Company for the purposes hereunder; provided, however, that each such expense for which the Company shall be responsible for must be agreed to by the Company prior to the time at which it is incurred. Further, arrangements for providing Consultant's transportation and lodging for such trips shall be made by the Company in advance. During such trips the Company shall use its commercially reasonable efforts to make key personnel available to the Consultant.

         SECTION 6. INDEPENDENCE OF CONTRACTOR. The Company agrees that neither the Company, nor the Company's agents or representatives, shall have any right to control or direct the details, manners or means by which Consultant performs the services contemplated hereunder.

         SECTION 7. AUTHORITY OF CONSULTANT. Consultant has no authority to act on behalf of the Company or to enter into any contract or to incur any liability on behalf of the Company, except with written consent of the Company.

         SECTION 8. COOPERATION AND COORDINATION. Consultant shall have no obligation to perform any services other than those set forth herein. The parties recognize that cooperation and a coordinated effort greatly facilitates the services to be performed by Consultant and the business of the Company, and the parties agree to cooperate and coordinate their efforts in a reasonable manner upon request.

         SECTION 9. CONDUCT OF OTHER BUSINESS BY CONSULTANT. The parties agree that at any time, Consultant is free to accept other business or sales opportunities in so far as it does not breach or otherwise interfere with Consultant's obligations under this Agreement.

         SECTION 10. INDEMNITY PROVISIONS. Consultant agrees to indemnify and hold Company harmless and will defend Company against any and all loss, liability, damage, claims, demands or suits and related costs and expenses, including attorneys fees, that arise, directly or indirectly, from acts or omissions of Consultant, or from Consultant's breach of the terms and provisions of this Agreement.

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         SECTION 11. TRADE SECRETS AND CONFIDENTIAL INFORMATION. During the
course of Consultant's engagement with the Company, the Company may disclose Trade Secrets and Confidential Information (defined below) to Consultant. The Trade Secrets and the Confidential Information of the Company are the sole and exclusive property of the Company (or a third party providing such information to the Company). The disclosure of the Trade Secrets and the Confidential Information of the Company to Consultant does not give the Consultant any license, interest or rights of any kind in or to the Trade Secrets or Confidential Information.

                  (a) Consultant may use the Trade Secrets and Confidential Information solely for the benefit of the Company while Consultant is engaged as a Consultant for the Company. Consultant shall hold in confidence the existence of this Agreement and the Company's engagement of Consultant, the Trade Secrets and Confidential Information of the Company. Except in the performance of services for the Company, Consultant shall not use, disclose, reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer the Trade Secrets or the Confidential Information of the Company or any portion thereof.

                  (b) Consultant represents that Consultant is not presently under any contract or agreement with any party that would prevent Consultant from performing his duties under this Agreement, and that Consultant is not subject to or in breach of any agreement, including any agreements concerning Trade Secrets or Confidential Information owned by any other party. Consultant also agrees that during the course of Consultant's engagement, Consultant will not use or disclose any confidential information or trade secrets of any other entity or third-party unless authorized in writing by that entity or third-party.

                  (c) The obligations under this Agreement with regard to the Trade Secrets of the Company remain in effect as long as the information constitutes a trade secret under applicable law. The obligations with regard to the Confidential Information of the Company shall remain in effect while Consultant is engaged by the Company in any capacity and for a period of three
(3) years thereafter.

                  (d) Consultant agrees to return to the Company, upon the termination of Consultant's engagement (for any reason), or upon request by the Company, the Trade Secrets and Confidential Information of the Company and all materials relating thereto.

                  (e) As used herein, "Trade Secrets" means information of the Company, and its licensors, suppliers, clients and customers, without regard to form, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secrets also include any information described in this paragraph which the Company obtains from another party and which the Company treats as proprietary or designates as trade secrets, whether or not owned or developed by the Company. As used herein, "Confidential Information" means information, other than Trade Secrets, that possesses an element of value to the Company, that is treated as confidential,


                                       3
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and that would potentially damage the Company if disclosed. Confidential
Information includes, but is not limited to, (i) future business plans, (ii) the composition, description, schematic or design of products, future products or equipment of the Company, (iii) communication systems, system designs and related documentation, (iv) advertising or marketing plans, (v) information regarding employees, independent contractors, clients and customers of the Company, (vi) information concerning the Company's financial structure and methods and procedures of operation, and (vii) the terms and conditions of this Agreement. Confidential Information also includes any information described in this paragraph which the Company obtains from another party and which the Company treats as proprietary, whether or not owned or developed by the Company. Confidential Information need not be marked or stamped "confidential" to qualify as such under this Agreement.

         SECTION 12. WORK PRODUCT. All Work Product (defined below) shall be the exclusive property of the Company. If any of the Work Product may not, by operation of law or otherwise, be considered the exclusive property of the Company, or if ownership of all right, title, and interest to the legal rights therein shall not otherwise vest exclusively in the Company, Consultant hereby assigns to the Company, and upon the future creation thereof automatically assigns to the Company, without further consideration, the ownership of all Work Product. The Company shall have the right to obtain and hold in its own name copyrights, patents, registrations, and any other protection available in the Work Product. Consultant will promptly disclose any and all such Work Product to Company. Consultant agrees to perform, during or after termination of Consultant's engagement by the Company, and without requiring Company to provide any further consideration therefore, such further acts as may be necessary or desirable to transfer, perfect and defend the Company's ownership of the Work Product as requested by the Company.

         For purposes of this Agreement, "Work Product" shall mean all discoveries, designs, Trade Secrets, Confidential Information, trademarks, data, materials, formulas, research, documentation, computer programs, communication systems, audio systems, system designs, inventions (whether or not patentable), copyrightable subject matter, works of authorship, and other proprietary information or work product (including all worldwide rights therein under patent, copyright, trademark, trade secret, confidential information, moral rights and other property rights), which Consultant has made or conceived, or may make or conceive, either solely or jointly with others, while providing services to Company or with the use of the time, material or facilities of Company or relating to any of Company's actual or anticipated business known to Consultant while engaged by the Company, or suggested by or resulting from any task assigned to Consultant or work performed by Consultant for or on behalf of Company.

         SECTION 13. TERMINATION OF ENGAGEMENT.

                  (a) This Agreement shall terminate (i) immediately upon the death of Consultant, (ii) at the option of either party hereto without cause upon thirty (30) days advance written notice from the terminating party to the other party, or (iii) upon the termination of this Agreement by the Company for "cause." For the purposes of this Agreement, "cause" shall mean (i) any act by Consultant of fraud or dishonesty (whether or not against or involving the Company), (ii) Consultant's competing with the business of the Company either directly or indirectly, (iii) Consultant's breach of any material provision of this Agreement, (iv) Consultant's failure to devote his best efforts to his


                                       4
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duties under this Agreement or to perform such duties diligently and efficiently and in accordance with the directions of the Company or to otherwise fulfill his obligations under this Agreement, (v) Consultant's failure to comply with the decisions or policies of the Company, (vi) any act of moral turpitude by Consultant or (vii) any other matter constituting "cause" under applicable law.

                  (b) This Agreement shall terminate immediately upon written notice to Consultant if Consultant shall at any time be incapacitated by reason of physical or mental illness or otherwise incapable of performing the duties under this Agreement for a continuous period of sixty (60) days.

                  (c) The Company's obligation to pay compensation to Consultant under Section 2 of this Agreement shall terminate immediately upon the termination of this Agreement for any reason.

         SECTION 14. INJUNCTIVE RELIEF. Consultant acknowledges that breach of the provisions of Sections 12 or 13 of this Agreement would result in irreparable injury and permanent damage to the Company, which prohibitions or restrictions Consultant acknowledges are both reasonable and necessary under the circumstances, singularly and in the aggregate, to protect the interests of the Company. Consultant recognizes and agrees that the ascertainment of damages in the event of a breach of the provisions of this Agreement would be difficult, and that money damages alone would be an inadequate remedy for the injuries and damages which would be suffered by the Company from breach of Sections 12 or 13 of this Agreement by Consultant. Consultant therefore agrees: (i) that, in the event of a breach of the provisions of Sections 12 or 13 of this Agreement, the Company, in addition to and without limiting any of the remedies or rights which it may have at law or in equity or pursuant to this Agreement, shall have the right to injunctive relief or other similar remedy in order to specifically enforce the provisions hereof; and (ii) to waive and not to (A) assert any defense to the effect that the Company has an adequate remedy at law with respect to any such breach, (B) require that the Company submit proof of the economic value of any Trade Secret, or (C) require that the Company post a bond or any other security. Nothing contained herein shall preclude the Company from seeking monetary damages of any kind, including reasonable fees and expenses of counsel and other expenses, in a court of law.

         SECTION 15. NOTICES. All notices required and given herewith shall be addressed to the Company or Consultant at the designated address as shown below, and shall be effective when personally delivered by courier (including overnight carriers) or otherwise to the party to be given such notice or other communication. The addresses for such notices shall be as follows:

                  To Company:

                           Oretech, Inc.
                           300 Jackson Avenue
                           Columbus, Georgia 31901


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                  To Consultant:

                           Tom Snyder
                           4206 Timbalier Dr.
                           Columbus, Georgia 31906

         SECTION 16. MISCELLANEOUS.

                  (a) This Agreement shall be governed by, construed under, and enforced and interpreted in accordance with the laws of the State of Georgia.

                  (b) This Agreement constitutes the entire agreement between the parties and supersedes any prior understanding or agreement among them respecting the subject matter hereof.

                  (c) This Agreement may not be modified or amended except by subsequent instrument in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

                  (d) If any term or provision of this Agreement is held illegal, invalid or unenforceable, such illegality, invalidity or unenforceability will not affect the legality, validity or enforceability of the remainder of this Agreement.

                            [SIGNATURES ON NEXT PAGE]




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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.


                                      COMPANY:

                                      Oretech, Inc.

                                      By:
                                          --------------------------------------
                                      Name:
                                            ------------------------------------
                                      Title:
                                             -----------------------------------



                                      CONSULTANT:


                                      ------------------------------------------
                                      Tom Snyder



                                       7
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                                    EXHIBIT A
                                    ---------

o The Company hereby recognizes and agrees that Consultant has rendered, and will continue to render consulting advice to the Company specifically relating to transactions not of a capital raising natured, consisting of, but not limited to, consulting for mergers and acquisitions, strategic planning, corporate organization and structure, corporate filings and other general services in connection with proposed mergers with various other companies ("Consulting Services").

o Undertake such other actions as management of the Company reasonably requests from time to time in furtherance of the foregoing.